Exhibit 99.1

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. ANNOUNCES

ACQUISITION OF TWO PROPERTIES FOR $23.4 MILLION

Company Closes Common Stock Offering ~ Raises $11,825,000 of New Capital

Virginia Beach, VA – September 4, 2013 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a company specializing in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties, announced today the purchase of Tampa Festival, and Forrest Gallery, two grocery-anchored shopping centers for a combined purchase price of approximately $23.4 million.

The Company used proceeds from the closing of its previously announced underwritten public offering towards the purchase of these two shopping centers. The Company’s public offering of 2,750,000 common shares at a price to the public of $4.30 per share closed on August 26, 2013, generating gross proceeds of $11,825,000. The net proceeds to Wheeler after deducting underwriting discounts and commissions, placement agent fees and estimated offering expenses were approximately $10.25 million.

Jon S. Wheeler, Chairman and Chief Executive Officer commented, “We are proud to announce the acquisition of Tampa Festival and Forrest Gallery. Last week, the Company closed on its secondary offering and we were pleased to utilize a portion of those proceeds to purchase two locations that perfectly fit our acquisition criteria of “necessity” shopping centers. We are excited to expand our geographic footprint into Tennessee, as well as continue to grow the Company’s presence in the state of Florida. With these two purchases, Wheeler now has a property portfolio that includes 14 locations in seven states and increased our gross leasable area by 65% to 901,429 from 545,350 square feet. We feel that there continue to be multiple opportunities to purchase assets in secondary and tertiary markets at favorable rates, and we look forward of keeping investors apprised of our progress.”

Tampa Festival

Tampa Festival is a 141,628 square-foot retail shopping center located in Tampa, Florida. The property is located in Hillsborough County, Florida, along the well-traveled Hillsborough Avenue, just east of I-275. Hillsborough County has a population of 1,229,226 and is the largest county in the Tampa-St. Petersburg-Clearwater metropolitan area.

The shopping center is 100% leased and is grocery anchored by regionally known retailer, Winn-Dixie, with nationally recognized tenants Citi Trend and Family Dollar. The property was purchased for approximately $11.9 million, or $84.02 per square foot. Tampa Festival was built in 1965 with renovations completed in 2009 and an 11,650 square foot expansion completed in 2012.

Wheeler Real Estate Investment Trust Inc. (NASDAQ: WHLR) has completed the purchase of Tampa Festival, (photo above) a grocery anchored retail property located in Tampa, Florida. Additional information on this property as well as on Forrest Gallery can be found on the Company’s website: www.whlr.us.

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Forrest Gallery

Forrest Gallery is a 214,451 square-foot retail shopping center located in Tullahoma, Tennessee. Forrest Gallery is located in Coffee County on highway 41A, Tullahoma’s primary north-south thoroughfare. Coffee County has a population of 52,796 and is located in the south-central portion of Tennessee.

The shopping center is 93% occupied by national tenants that include Kroger Grocery Store, one of the world’s largest grocery retailers and Peebles, a department store chain with operations located in the eastern and upper-mid western regions of the United States.

Forrest Gallery, built in 1987, was purchased for approximately $11.5 million, or $53.63 per square foot. The property expands Wheeler’s geographic footprint into Tennessee.

About Wheeler Real Estate Investment Trust Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Wheeler Real Estate Investment Trust, Inc. (the “Company”) considers portions of the information in this press release relating to its business operations contemplated acquisition strategy to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. Specifically, the Company’s statements regarding potential future acquisitions and the anticipated profitability of such potential acquisitions are forward-looking statements. There are a number of important factors that could cause the Company’s operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company’s ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company’s ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the

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Company to differ materially from those indicated in the forward-looking statements, please refer to the Company’s filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:	-OR-	INVESTOR RELATIONS:
Wheeler Real Estate Investment Trust Inc.		The Equity Group Inc.
Robin Hanisch		Adam Prior
Corporate Secretary		Senior Vice-President
(757) 627-9088 / robin@whlr.us		(212) 836-9606 / aprior@equityny.com

Terry Downs
Associate
(212) 836-9615 / tdowns@equityny.com